Contacts:
Clarkston Financial Corp: J. Grant Smith, President & COO – P:248 922-6945
Marcotte Financial Relations: Mike Marcotte — P:248 656-3873

Clarkston Financial Corp. Reports 2005 Results
Highlights:
Assets Rise 20%. Loans Jump 17%. Deposits Grow 21%
Q4 Earnings Narrow 12-Month Loss.
Subsidiary Huron Valley State Bank Opens.
Shareholders’ Rights Offering Completed.                                 For Immediate Release

        CLARKSTON, Mich., Feb. 3, 2006 — Clarkston Financial Corporation (OTCBB: CKSB), the holding company for Clarkston State Bank and Huron Valley State Bank, posted net income of $102,000, or $0.09 per diluted share, for the fourth quarter, and a net loss of $24,000, or $0.02 per diluted share, for the 12-months ended December 31, 2005, Edwin L. Adler, Board Chairman, and J. Grant Smith, President, jointly announced today.

        The 2005 results compare with net income of $327,000, or $0.31 per diluted share, for Q4-2004, and net income of $1,277,000, or $1.20 per diluted share, for all of 2004.

        Clarkston Financial Corporation is the holding company for Clarkston State Bank and Huron Valley State Bank. Clarkston State Bank opened in January 1999 and operates five branches and one loan center in Clarkston, Waterford, and Independence Township. After a successful rights offering and capital raising campaign Huron Valley State Bank opened in Milford, Mich., in August 2005. Clarkston Financial Corp. owns 55% of the 820,000 common shares outstanding, with Milford-area investors owning the balance.

        “We have not lost momentum. We saw good top-line growth, but our earnings were impaired by non-recurring start-up and operating costs of $590,000 (equal to $0.47 per diluted share) for our new subsidiary Huron Valley State Bank, and a loss from operations of $295,000 (equal to $.23 per diluted share) from our investment in our new mortgage operation,” Mr. Adler said.

        Operating results were also negatively affected by increases in the loan loss provision, which was increased to $104,000 for Q4-2005 and $1,367,000 for all of 2005. The provision expense was $35,000 for Q4-2004 and $330,000 for all of 2004. The increases were necessitated by a small number of loans.

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Clarkston Financial Corp.
Q4/12-month 2005 results

        Despite the net loss for the year, most income metrics were positive. Net interest income rose 12% for Q4 and 18% for the year, reflecting loan growth and improvement in NIM. Noninterest income was off 44% for the quarter, from lower mortgage fees and gains from the sale of mortgages, but up 18% for the full year, from higher bank charges and fees.

        At the close of the year, assets were up 20% to $195,576,000, loans jumped 19% to $133,544,000, and deposits totaled $161,332,000 – up 21% despite tough competition and the rising interest-rate environment.

        Mr. Smith said, “We are moving forward with implementing our strategic objectives and growth plans. We are committed to the communities that we serve and we are not sidetracked at all as a result of our financial performance for 2005. The non-recurring, one time provisions made for a small number of bad credits required us to add to our loan-loss reserve during the year. Moreover, this performance was exacerbated by onetime costs for the start-up of the new Bank. Going forward, we expect the new Bank to continue on its planned growth path throughout 2006, and we’re looking for high single-digit top-line growth and a strong return to profitability.”

        Safe Harbor. This news release contains comments or information that constitute forward-looking statements within the context of the safe-harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements involve significant risks and uncertainties. Actual results may differ materially from the results discussed in the forward-looking statements. Factors that may cause such a difference include: changes in interest rates and interest-rate relationships; demand for products and services; the degree of competition by traditional and non-traditional competitors; changes in banking regulations; changes in tax laws; changes in prices, levies, and assessments; the impact of technological advances; governmental and regulatory policy changes; the outcomes of contingencies; trends in customer behavior and their ability to repay loans; changes in the national and local economy; and other factors included in the Corporation’s filings with the Securities and Exchange Commission, available free online via EDGAR at SEC.GOV. The Corporation assumes no responsibility to update forward-looking statements.

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(financial schedules follow)

Clarkston Financial Corporation
Quarterly Financial Summary
Fourth Quarter 2005

SUMMARY OF OPERATIONS	Three Months Ended December 31,		Percent	Year to Date December 31,		Percent
	2005	2004	Change	2005	2004	Change

Net Interest Income	1,638	1,461	12.11%	6,176	5,237	17.93%
Provision for Loan Losses	104	35	197.14%	1,367	330	314.24%
Non-Interest Income	139	247	-43.72%	846	717	17.99%
Non-Interest Expense	1,542	1,239	24.46%	5,838	3,969	47.09%
Pre-Tax Income	131	434	-69.82%	(183)	1,655	-111.06%

Net Income	102	327	-68.81%	(24)	1,277	-101.88%

Net Income Per Share	$0.09	$0.31	-70.64%	$(0.02)	$1.20	-101.58%
Net Interest Margin (Period Avg. Assets)	3.67%	3.61%	1.78%	3.56%	3.42%	4.07%

PERFORMANCE RATIOS	Quarter			Year to Date
Return on Average Equity	2.77%	10.82%	-74.36%	-0.24%	10.96%	-102.17%
Return on Average Assets	0.22%	0.81%	-73.37%	-0.02%	0.84%	-102.12%

BALANCE SHEET HIGHLIGHTS	December 31, 2005	December 31, 2004	Percent Change	December 31, 2005

Assets	$195,576	$163,379	19.71%	$195,576
Loans (Gross)	133,544	112,186	19.04%	133,544
Deposits	161,332	133,266	21.06%	161,332
Borrowings	10,200	16,200	-37.04%	10,200
Interest Earning Assets	187,311	157,206	19.15%	187,311
Shareholders' Equity	15,131	12,201	24.01%	15,131
Book Value per Share	$11.96	$11.67	2.56%	$11.96
Total Shares Outstanding	1,264,760	1,045,909	20.92%	1,264,760
ALLLP as a % Total Loans	1.45%	1.14%	26.77%	1.45%